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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2001, except as to the reverse stock which is as of November 21, 2001, and except to the 2000 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 described in Note 2 which is as of January 1, 2002, relating to the 2000 consolidated financial statements of Concorde Career Colleges, Inc., which appears in Concorde Career Colleges, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.






Kansas City, Missouri                            /s/PricewaterhouseCoopers LLP
October 1, 2003                                ---------------------------------
                                                  PricewaterhouseCoopers LLP